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                                                                 Exhibit No. 11


CANYON RESOURCES CORPORATION
CALCULATION OF PRIMARY AND FULLY-DILUTED EARNINGS PER SHARE
-----------------------------------------------------------

                                                    THREE MONTHS ENDED            SIX MONTHS ENDED
                                                          JUNE 30,                    JUNE 30,
                                                     1997         1996           1997          1996
                                                 -----------  ------------   -----------   ------------
COMPUTATION FOR STATEMENT OF OPERATIONS
---------------------------------------

Adjustment to net income (loss) per
 statements of operations to amount used in earnings (loss) per share computation:

Net income (loss)                                  $605,600     ($999,700)      $294,900    ($1,827,900)

Add interest on convertible
debentures, net of tax effect                           -         (B)              -            (B)
                                                 -----------  ------------   -----------   ------------
Net income (loss), as adjusted                     $605,600     ($999,700)      $294,490    ($1,827,900)
                                                 ===========  ============   ===========   ============

Adjustment to weighted average shares
 outstanding to amount used in earnings
 (loss) per share companion:

Weighted average shares outstanding              38,756,500    30,872,700     38,147,500     29,072,300

Additional shares issuable from
  assumed exercise of options and
  warrants (Note A)                                  331,200       (B)           342,200        (B)
                                                 -----------  ------------   -----------   ------------
Average shares outstanding,
 as adjusted                                      39,087,700    30,872,700    38,489,700     29,072,300
                                                 ===========  ============   ===========   ============

Net income (loss) per share                            $0.02        ($0.03)        $0.01         ($0.06)
                                                 ===========  ============   ===========   ============


A. This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

B.  Effect is antidilutive, so amounts are not included in the earnings
    (loss) per share calculation.